Exhibit 99.07

Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2019	2018	% Change
Southern Company[1] –
Operating Revenues	$5,412	$6,372	(15.1)%
Earnings Before Income Taxes	3,419	1,049	225.9%
Net Income Available to Common	2,084	938	122.2%

Alabama Power –
Operating Revenues	$1,408	$1,473	(4.4)%
Earnings Before Income Taxes	283	311	(9.0)%
Net Income Available to Common	217	225	(3.6)%

Georgia Power –
Operating Revenues	$1,833	$1,961	(6.5)%
Earnings Before Income Taxes	392	445	(11.9)%
Net Income Available to Common	311	352	(11.6)%

Mississippi Power –
Operating Revenues	$287	$302	(5.0)%
Earnings (Loss) Before Income Taxes	44	(11)	N/M
Net Income (Loss) Available to Common	37	(7)	N/M

Southern Power[1] –
Operating Revenues	$443	$509	(13.0)%
Earnings Before Income Taxes	18	16	12.5%
Net Income Available to Common	56	121	(53.7)%

Southern Company Gas[1] –
Operating Revenues	$1,474	$1,639	(10.1)%
Earnings Before Income Taxes	347	383	(9.4)%
Net Income Available to Common	270	279	(3.2)%

N/M - not meaningful

Notes

- See Financial Highlights pages for discussion of certain significant items occurring during the periods presented.

(1)
Financial comparisons to the prior year were impacted by (i) Southern Company Gas' disposition of: (a) Pivotal Home Solutions on June 4, 2018, (b) Elizabethtown Gas and Elkton Gas on July 1, 2018, and (c) Florida City Gas on July 29, 2018; (ii) the disposition of Southern Power Company’s ownership interest in Plants Oleander and Stanton on December 4, 2018; (iii) Southern Power Company's sale of (a) a 33% equity interest in a limited partnership indirectly owning substantially all of its solar facilities on May 22, 2018 and (b) a noncontrolling interest in its subsidiary owning eight operating wind facilities on December 11, 2018; and (iv) the disposition of Gulf Power Company on January 1, 2019.